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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), is made and entered into as of March 17, 1997, by and between WMT Acquisition Corp., a California corporation ("WMT Acquisition") and Target Solutions, Inc., a California corporation ("TSI"). WMT Acquisition and TSI are sometimes referred to in this Merger Agreement as the "Constituent Corporations".

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of the Constituent Corporations have each determined that it is in the best interests of their respective shareholders for TSI to merge with and into WMT Acquisition in a forward triangular merger (the "Merger"), with WMT Acquisition to be the surviving corporation of the Merger, pursuant to the terms and conditions as set forth in this Merger Agreement and the applicable provisions of the laws of the State of California; and

         WHEREAS, the authorized capital stock of WMT Acquisition consists of One Million (1,000,000) shares of no par value Common Stock, of which, One Thousand (1,000) shares are issued and outstanding. The authorized capital stock of TSI consists of One Million (1,000,000) shares of no par value Common stock, of which, Two Thousand Five Hundred (2,500) shares are issued and outstanding; and

         WHEREAS, upon the effectiveness of the Merger, all of the outstanding Common Stock of TSI will be converted into Common Stock of WMT Acquisition's parent corporation, Western Micro Technology, Inc., a California corporation ("WMT"); and

         WHEREAS, the Merger is intended to be treated as a reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(D) of the Code.

         NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby promise and agree that TSI shall merger with and into WMT Acquisition on the following terms, conditions and other provisions:

                         ARTICLE 1 TERMS AND CONDITIONS
                                   --------------------

         1.1 The Merger. TSI shall be merged with and into WMT Acquisition, and
             ----------
WMT Acquisition shall be the surviving corporation (the "Surviving Corporation"), effective upon the date when this Merger Agreement is filed with the Secretary of State of the State of California (the "Effective Date").

         1.2 Succession. On the Effective Date, WMT Acquisition shall succeed to
             ----------
all of the rights, privileges, powers and property, including without limitation all rights, privileges,

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franchises, patents, trademarks, licenses, registrations and other assets of every kind and description and all of the debts, liabilities and duties of TSI in the manner as provided in the applicable provisions of the California Corporation Code.

         1.3 Common Stock of TSI. Upon the Effective Date, by virtue of the
             -------------------
Merger and without any action on the part of the holder thereof, each share of Common Stock, no par value, of TSI issued and outstanding immediately prior thereto shall be changed and converted automatically into 88.1092 shares (the "Exchange Ratio") of Common Stock, no par value, of WMT ("WMT Common Stock") for an aggregate of Two Hundred Twenty Thousand Two Hundred Seventy Three (220,273) fully paid and nonassessable shares. Upon surrender of the certificate or certificates representing the TSI Common Stock at the closing (the "Closing") of the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of March 17, 1997, by and among WMT, WMT Acquisition, TSI and Lee Adams, new certificates for WMT Common Stock shall be issued in accordance with the Exchange Ratio calculation. Such certificates shall include an appropriate securities law legend, providing, among other things, that the shares evidenced by the certificates are being acquired for investment purposes and are restricted securities. The Exchange Ratio reflects an aggregate of Two Million Two Hundred Thousand Dollars ($2,200,000) worth of newly issued shares of WMT Common Stock initially being issued as consideration for the outstanding TSI Common Stock. Additional consideration shall be paid pursuant to Section 2.15(a), Section 2.15(b) and Section 2.15(e) hereof. Ten percent (10%) of the initial consideration of WMT Common Stock will be held by the escrow agent pursuant to the terms of Article 8 hereof. The price used to determine the number of shares of WMT Common Stock to be issued at Closing shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days from March 3, 1997 to March 7, 1997, subject to adjustment as provided in Section 2.6(c) and Section 2.13 of the Reorganization Agreement.

         1.4 Common Stock of WMT Acquisition. Upon the Effective Date, by virtue
             -------------------------------
of the Merger and without any action on the part of the holder thereof, each share of Common Stock, no par value, of WMT Acquisition issued and outstanding immediately prior thereto shall after the Effective Date continue to constitute one validly issued, fully paid and nonassessable share of Common Stock, no par value, of WMT Acquisition. Each stock certificate of WMT Acquisition evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of WMT Acquisition.

         1.5 Adjustments to Exchange Ratio. Upon the first year anniversary of
             -----------------------------
the Closing, the Exchange Ratio shall be adjusted to reflect a new price (the "New Price") to determine if additional shares of WMT Common Stock shall be issued to Adams. The New Price shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before the first year anniversary of the Closing. If the New Price is lower than the original price used on the date of the Closing, WMT shall recalculate the Exchange Ratio and issue additional shares of WMT Common Stock to Adams. If the New Price is higher than the original price, WMT, WMT Acquisition and TSI shall have no duties or obligations hereunder.

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         In addition, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into WMT Common Stock or TSI Common Stock), reorganization, recapitalization or other like change with respect to WMT Common Stock or TSI Common Stock, occurring after the date hereof and prior to the Effective Date.

         1.6 Stock Certificates. On and after the Effective Date, all of the
             ------------------
outstanding certificates which prior to the Effective Date represented shares of TSI Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of WMT into which the shares of TSI Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of WMT or its transfer agents of any such outstanding stock certificates, shall until such certificates shall have been surrendered for transfer or conversion or otherwise accounted for to WMT or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of WMT evidenced by such outstanding certificate as provided above.

         1.7 Lost, Stolen or Destroyed Certificates. In the event any
             --------------------------------------
certificates evidencing shares of TSI Common Stock shall have been lost, stolen or destroyed, WMT shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of WMT Common Stock.

         1.8 Fractional Shares. No fraction shares of WMT Common Stock will be
             -----------------
issued, but in lieu thereof each holder of shares of TSI Common Stock who would otherwise be entitled to a fraction of a share of WMT Common Stock (after aggregating all fractional shares of WMT Common Stock to be received by such holder) shall receive from WMT, promptly after the Effective Date, an amount of cash equal to the cash value of such fractional share as determined by WMT.

         1.9 No Further Ownership Rights in TSI Common Stock. All shares of WMT
             -----------------------------------------------
Common Stock issued upon the surrender for exchange of shares of TSI Common Stock in accordance with the terms of this Merger Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TSI Common Stock. There shall be no further registration of transfers on the record of WMT Acquisition of shares of TSI Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, certificates evidencing shares of TSI Common Stock are presented to WMT Acquisition for any reason, such shares of TSI Common Stock shall be deemed void and canceled.

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              ARTICLE II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS
                          -----------------------------------------

         2.1 Articles of Incorporation and Bylaws.
             ------------------------------------

         (a) The Articles of Incorporation of WMT Acquisition, in effect immediately prior to the Effective Date, shall be and may be certified as the Articles of Incorporation of the Surviving Corporation.

         (b) The Bylaws of WMT Acquisition in effect on the Effective Date shall continue to be the Bylaws of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable California law.

         2.2 Directors. P. Scott Munro and James W. Dorst, directors of WMT
             ---------
Acquisition shall remain the directors of the Surviving Corporation to serve until the expiration of their current terms and until their successors have been duly elected and qualified.

         2.3 Officers. The officers of WMT Acquisition immediately preceding the
             --------
Effective Date shall remain the officers of the Surviving Corporation on the Effective Date to serve at the pleasure of its Board of Directors and in each case, until their respective successors have been duly appointed, qualified and elected.

                           ARTICLE III. MISCELLANEOUS
                                        -------------

         3.1 Further Assurances. From time to time, as and when required by the
             ------------------
Surviving Corporation or by its successors and assignees, there shall be executed and delivered on behalf of TSI such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in order to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of TSI and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of TSI or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         3.2 Amendment. At any time before or after approval by the shareholders
             ---------
of the Constituent Corporations, this Merger Agreement may be amended in any manner (except that any of the principal terms may not be amended without the approval of the shareholders of the Constituent Corporations) as may be determined in the judgment of the respective Board of Directors of TSI and WMT Acquisition to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

         3.3 Abandonment. At any time before the Effective Date, this Merger
             -----------
Agreement may be terminated and the merger may be abandoned by the Board of Directors of either

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TSI, WMT Acquisition or WMT or all, notwithstanding the approval of the Merger
Agreement by the shareholders of the Constituent Corporations.

         3.4 Counterparts. In order to facilitate the filing and certification
             ------------
of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of WMT Acquisition and TSI, is hereby executed on behalf of each said corporation by their respective officers, as of the date first written above.

                                       WMT ACQUISITION CORP.,
                                       a California corporation



                                       By _____________________________________
                                                  P. Scott Munro, President



                                       By _____________________________________
                                           James W. Dorst, Assistant Secretary




                                       TARGET SOLUTIONS, INC.,
                                       a California corporation



                                       By _____________________________________
                                                James Adams, President



                                       By _____________________________________
                                                Lee Adams, Secretary

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